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                                                                   EXHIBIT 5.1

                                February 23, 2000

Sync Research, Inc.
12 Morgan
Irvine, CA  92618

         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 23, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 124,615 shares of your Common Stock (the "Shares") reserved for issuance under the Sync Research, Inc.
1996 Non-Executive Stock Option Plan ("the Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                   Sincerely,


                                   VENTURE LAW GROUP
                                   A Professional Corporation

                                   /s/ Venture Law Group